Exhibit 23.2
CONSENT OF CAWLEY, GILLESPIE AND ASSOCIATES, INC.

We have issued our summary evaluation reports, dated August 1, 2024, August 1, 2024 and July 30, 2024, respectively (the “Reserve Reports”), regarding estimates of total proved reserves and forecasts of economics attributable to certain royalty interests of Tumbleweed-Q Royalty Partners, LLC, MC Tumbleweed Royalty, LLC and Tumbleweed Royalty IV, LLC, in each case as of December 31, 2023, acquired or subject to the pending acquisition, as applicable, by Viper Energy, Inc. (“Viper”), included as Exhibit 99.9, Exhibit 99.10 and 99.11, respectively, in this Current Report on Form 8-K of Viper (“Form 8-K”). As independent petroleum consultants, we hereby consent to (i) the inclusion of the Reserve Reports in the Form 8-K, (ii) all references to our firm in the Form 8-K and (iii) the incorporation by reference of the Reserve Reports in Viper’s Registration Statements on Forms S-3 ASR (File Nos. 333-275471 and 333-277668) and Form S-8, as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 (File No. 333-196971).

Very truly yours,

/s/ CAWLEY, GILLESPIE AND ASSOCIATES, INC.

CAWLEY, GILLESPIE AND ASSOCIATES, INC.

Texas Registered Engineering Firm F-693

Fort Worth, Texas
September 11, 2024